Exhibit (i)

                           Drinker Biddle & Reath, LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                                  215-988-2700

                                  March 5, 2003

The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway
Suite 100
Wilmington, DE 19809

     RE:  SHARES REGISTERED BY POST-EFFECTIVE AMENDMENT NO. 82 TO REGISTRATION
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          STATEMENT ON FORM N-1A (FILE NO. 33-20827)
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Ladies and Gentlemen:

         We have acted as counsel to The RBB Fund, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 82 (the "Amendment") to the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"). The Board of Directors of the Company has authorized 2,500,000,000 shares of Class QQQ Common Stock, $.001 par value per share to be issued and sold by the Company (collectively, the "Shares"), representing interests in the new Institutional Liquidity Fund for Credit Unions. The Amendment seeks to register an indefinite number of the Shares.

         We have reviewed the Company's Articles of Incorporation, By-Laws, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

         We have assumed for purposes of this opinion:

         1. The Shares have been, or will be, issued against consideration therefore as described in the Company's Prospectus relating thereto, and that such consideration was, or will be, not less than $.001 per share.

         2. The Board of Directors and the Company's officers will take all necessary actions in connection with authorizing and issuing such Shares, including, without limitation, obtaining all necessary Board authorizations and making all necessary filings.

         Based upon and subject to the foregoing, including without limitations the above assumptions, it is our opinion that the Shares, when issued for payment, as described in the Company's Prospectus offering the Shares and in accordance with the Company's Articles of Incorporation (including Articles Supplementary thereto that shall be filed with the Maryland Department of Assessments and Taxation to authorize, classify and establish the Shares), for not less than $.001 per share, will be legally issued, fully paid and non-assessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 82 to the Company's Registration Statement.


                                            Very truly yours,


                                             /S/DRINKER BIDDLE & REATH LLP
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                                                DRINKER BIDDLE & REATH LLP